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                            November 27, 2020

       Simon G. Kukes
       Chief Executive Officewr
       PEDEVCO Corp.
       575 N. Dairy Ashford
       Energy Center II, Suite 210
       Houston, TX 77079

                                                        Re: PEDEVCO Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed November 23,
2020
                                                            File No. 333-250904

       Dear Dr. Kukes:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Karina
Dorin, Staff Attorney, at (202) 551-3763 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Clint Smith